Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

May 31, 2013

Station Casinos LLC

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as securities counsel to Station Casinos LLC (the “Company”), each of the Company’s Nevada subsidiaries listed on Schedule I hereto (the “Nevada Guarantors”) and each of the Company’s California subsidiaries listed on Schedule II hereto (the “California Guarantors” and along with the Nevada Guarantors, the “Guarantors”)  in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $500,000,000 in aggregate principal amount of 7.50% Senior Notes due 2021 (the “Exchange Notes”) of the Company and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 7.50% Senior Notes due 2021 (the “Existing Notes”) and the related guarantees of the Existing Notes issued March 1, 2013 pursuant to (i) the Indenture, dated as of March 1, 2013 (the “Indenture”), among the Company, the Guarantors and Wells Fargo, National Association, as trustee (the “Trustee”) and (ii) the Registration Rights Agreement, dated as of March 1, 2013 (the “Registration Rights Agreement”), among the Company, the Guarantors and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co. as initial purchasers of the Existing Notes.

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and the Guarantors and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. Each of the California Guarantors is validly existing as a limited liability company and has the limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Registration Statement.  Each of the California Guarantors has duly authorized the execution and delivery of the Indenture, the Exchange Notes and the Exchange Guarantees.

2. The Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the Indenture and when exchanged by the holders thereof for the Existing Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the qualification that enforceability of the obligations of the Company thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

3. Each of the Exchange Guarantees, when the Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the Indenture and exchanged by the holders thereof for the Existing Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the Registration Rights Agreement and the Indenture, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of each of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

We express no opinion as to (i) the applicability to the obligations of any Guarantor under the applicable Exchange Guarantee of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

To the extent that the obligations of the Company and the Guarantors under the Exchange Notes, the Exchange Guarantees and the Indenture, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indenture; (iii) except in each case to the extent specifically set forth above with respect to the California Guarantors, (a) each party to the Indenture, the Notes and the Guarantees (collectively, the “Transaction Documents”) is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate or other) to execute, deliver and perform its obligations under the Transaction Documents; (b) the Transaction Documents have been duly authorized by all necessary action on the part of the parties thereto and (c) the Transaction Documents have been duly executed and delivered by each party thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Company and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon the Company or any of the Guarantors.

The foregoing opinions are limited to matters involving the laws of the State of New York and the State of California, and we do not express any opinion as to the laws of any other jurisdiction including, without limitation, the laws of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. The opinions set forth in this letter are effective as of the date hereof.  We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise.  We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

DRC/KJB

Schedule I

The Nevada Guarantors

NP Boulder LLC

NP Palace LLC

NP Red Rock LLC

NP Sunset LLC

NP Development LLC

NP Losee Elkhorn Holdings LLC

NP IP Holdings LLC

NP Opco Holdings

NP Opco LLC

NP Centerline Holdings LLC

NP Durango LLC

NP FH Excess LLC

NP Hanger Leaseco LLC

NP Horizon Park LLC

NP Inspirada LLC

NP Mt. Rose LLC

NP Northern NV Acquisitions LLC

NP Past Enterprises LLC

NP Reno Convention Center LLC

NP ROTMA LLC

NP Steamboat LLC

NP Sunset Lindell LLC

NP Town Center LLC

NP Green Valley LLC

NP Fiesta LLC

NP Gold Rush LLC

NP Lake Mead LLC

NP LML LLC

NP Magic Star LLC

NP Rancho LLC

NP River Central LLC

NP Santa Fe LLC

NP Texas LLC

SC Michigan, LLC

Station GVR Acquisition, LLC

SC Rancho Development, LLC

SC SP Holdco LLC

SC SP 1 LLC

SC SP 2 LLC

SC SP 3 LLC

SC SP 4 LLC

SC SP 5 LLC

Schedule II

The California Guarantors

NP Fresno Land Acquisitions LLC

NP Auburn Development LLC

NP Sonoma Land Holdings LLC

SC Madera Development, LLC

SC Madera Management, LLC

SC Sonoma Development, LLC

SC Sonoma Management, LLC

SC Butte Development, LLC

SC Butte Management, LLC

Sonoma Land Acquisition Company, LLC

Station California, LLC

Station Development, LLC